Exhibit 4.6

NATCO Group Inc.

D3 Family Fund, L.P.

D3 Family Bulldog Fund, L.P.

D3 Family Retirement Fund, L.P.

D3 Children’s Fund, L.P.

D3 Offshore Fund, L.P.

c/o Nierenberg Investment Management Company

19605 NE 8th Street

Camas, WA 98607

Attn: Henry Hooper

Forest Global Convertible Fund, Ltd.

c/o Forest Investment Management LLC

53 Forest Avenue

Old Greenwich, CT 06870

Attn: Larry Diamond

EGI-Fund (05-07) Investors, L.L.C.

Two N. Riverside Plaza, Suite 600

Chicago, IL 60606

Attention: Jason Selch

April 7, 2006

RE:	Consent to transfer of 15,000 shares of Series B Convertible Preferred Stock (the “Preferred Shares”) of NATCO Group Inc. (“NATCO”) and 110,061 shares of NATCO common stock (the “Common Shares”) pursuant to that certain Securities Purchase Agreement dated as of April 7, 2006 (the “Purchase Agreement”), by and among Lime Rock Partners II, L.P. (“Transferor”) and the entities to whom this letter is addressed (the “Purchasers”).

To the Parties Addressed Above:

NATCO has received a copy of the aforementioned Purchase Agreement. Capitalized terms not otherwise described in this letter shall have the meaning given in the Purchase Agreement.

In connection with the transactions contemplated by the Purchase Agreement, NATCO hereby:

A.	consents to the sale and transfer of the Preferred Shares and Common Shares to the Purchasers pursuant to the transactions described in the Purchase Agreement (the “Transfer”), as required pursuant to Section 4.1(b) of the Securities Purchase Agreement between Transferor and NATCO dated as of March 13, 2003, but does not consent to the transfer of the right to appoint a director pursuant to Section 4.1(c) of that agreement or Section 4(c) of the Certificate of Designations (as defined in that agreement);

B.	consents to the assignment to the Purchasers of Transferor’s rights and benefits under the Registration Rights Agreement by and between Transferor and NATCO, dated March 23, 2003 as provided in Section 1.2 of the Purchase Agreement; and

C.	agrees, upon receiving a fully-executed copy of the Purchase Agreement and the certificate for the preferred shares, duly endorsed for transfer, to take all actions on the part of NATCO reasonably requested by the Transferor or any Purchaser to make effective the foregoing, including, without limitation, the registration of the Transfer on the books and records of NATCO.

Sincerely,

NATCO Group Inc.

By:	/s/ Richard W. FitzGerald
Richard W. FitzGerald
Senior Vice President & Chief Financial Officer
NATCO Group Inc.